Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:  Jennifer Spaude, Ph:  507-386-3765

HickoryTech Announces Retirement of Division President Walt Prahl

MANKATO, Minn.,Sept. 28, 2012 — HickoryTech Corporation (NASDAQ: HTCO) today announced that Walt Prahl, age 58, President of its Business and Wholesale Solutions Division, is retiring from the company.

Prahl joined HickoryTech in late 2005 when the company acquired Enventis Telecom and has served in a leadership role as division president overseeing business sales and business development functions.  Prahl has nearly four decades of service in the telecommunications industry, 35 of which was spent with Enventis and HickoryTech.

“I have enjoyed working with the organization and providing a meaningful impact to the corporation’s growth and shareholder value over the years,” said Walt Prahl, president of HickoryTech’s Business and Wholesale Solutions Division. “I look forward to a new chapter in life.”

“Walt has made significant contributions to the growth and development of our fiber and data business,” said John Finke, president and chief executive officer of HickoryTech.  “With his strategic focus, Walt has been instrumental in identifying network expansion and business opportunities for our company.”

Prahl will retire effective Dec. 31, 2012.

About HickoryTech
HickoryTech Corporation is a leading communications provider serving business and residential customers in the upper Midwest.  With headquarters in Mankato, Minn., HickoryTech has 500 employees and a five-state fiber network spanning 3,250 route miles across Minnesota and into Iowa, North Dakota, South Dakota and Wisconsin.  HickoryTech’s Enventis subsidiary provides business IP voice, data and video solutions, MPLS networking, data center and managed hosted services and communication systems.  HickoryTech delivers broadband Internet, Digital TV, voice and data services to businesses and consumers in southern Minnesota and northwest Iowa. The Company trades on the NASDAQ, symbol: HTCO.  For more information, visit www.hickorytech.com.